Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Kinder Morgan Finance Company, ULC and Kinder Morgan, Inc. of our report dated March 4, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Kinder Morgan, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

December 21, 2005